Don Volk - Kenexa - CFO

Thank you, (operator).  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's fourth quarter and full year 2011 results followed by our current guidance for the first quarter and full year 2012.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan.

Rudy?

Rudy Karsan

Thanks, Don.  And thanks to all of you for joining us on the call.

We have exciting news to review today, including another strong quarterly performance as well as today’s announced acquisition of OutStart, a leading provider of e-learning solutions that provides Kenexa with another important component within our end-to-end suite of strategic HR solutions.

As it relates to our fourth quarter, Kenexa delivered revenue and profitability that exceeded our guidance, and it was very encouraging to see all areas of our business continuing to perform at a high level – software, content and services.

Uncertainty regarding the global economy remains at a high level, however, we have continued to experience solid global demand for our solutions.  As we shared in our press release, we are cautiously optimistic regarding Kenexa’s outlook for 2012.  We expect our differentiated offering and business model to drive continued market share gains and, from a profitability perspective, we plan to continue investing for growth but believe we can also deliver modest non-GAAP operating margin expansion.  This is due to added investments in sales, marketing and R&D to capitalize on our expanding market opportunity and strong business momentum.

Taking a look at our financial results: Total non-GAAP revenue was $79.6 million for the fourth quarter, above our guidance and representing a year-over-year increase of 24%.  From a profitability perspective, non-GAAP operating income was $9.9 million and non-GAAP diluted EPS was $0.27, both of which were also above our guidance.

On a full year basis, 2011 was one of the most successful years in the history of Kenexa, if not the most successful year.  Our initial revenue guidance for 2011 was $235 to $245 million.  We finished the year with over $290 million in revenue, representing over 20% upside from the mid-point of our initial expectation.  From a profitability perspective, our initial non-GAAP operating income guidance was $19 million to $27 million, and we ended up delivering nearly $30 million, representing nearly 30% upside from our initial guidance mid-point.

Clearly, the economy remains front and center on everyone’s mind.  As our fourth quarter results indicate, we have not seen a meaningful change in the buying environment.  Demand remains solid in North America, by far our largest end market.  As we have previously shared, the mid-market in Europe remains the most challenged region from our perspective, but this only represents a small single digit percentage of our overall business given the fact that we are primarily focused on the higher-end of the market, where international customer demand continues.

Most recently, the U.S. unemployment rate declined to 8.3%, the lowest level since June of 2008.  While this is clearly an encouraging data point for any HR-related solutions company, there have also been continuing reports of concern regarding the health of the European economy.

All things considered, we are expecting the 2012 macro environment to be fairly similar to what we experienced in 2011.  If that turns out to be the case, and the unemployment rate does not spike, we believe that Kenexa is well positioned to deliver another year of solid top line growth.

Other recent macro news particular to the HR solutions industry is SAP’s acquisition of Successfactors.  We believe this is a positive event for Kenexa for several reasons.

-	First, it is evidence of the growing strategic importance of talent management solutions with executives.

-	Second, it shows that it would be difficult for new entrants to build their way into the talent management segment of the market.

And finally, potential competition from ERP vendors is something that we have long prepared for at Kenexa.  The talent management industry is a growing, multi-billion dollar market opportunity, which is certain to attract the attention of large software providers over time.  While we did not compete with SuccessFactors very often due to their primary focus on the mid-market, we believe that Kenexa is the best positioned vendor to continue thriving as competition with ERP vendors occurs over time.  We have the most differentiated business model and value proposition – based on a unique combination of strong technology, proprietary content, services and RPO capabilities.

We believe Kenexa’s unique business model is a core driver to our strong market share gains during 2011.  We finished the year with growth of over 30% excluding the contribution from Salary.com, which represented a significant acceleration and demonstrated that Kenexa has clearly regained its market momentum.  We believe there is growing awareness in the market place related to Kenexa’s unique value proposition and market leadership position.  We invested in re-branding Kenexa coming out of the recession in order to better educate the marketplace on our end-to-end capabilities.  We also increased other marketing related investments and significantly expanded our direct sales organization.

The payback on our investments is seen not only in our accelerated revenue growth, but also in increased customer adoption.  During the fourth quarter we added over 70 preferred partner customers, contributing to over 700 preferred partner customers at the end of 2011.

Our growing base of preferred partners not only reinforces the strength of our solutions, they also provide a significant cross-sell opportunity from a long-term perspective.  Our P-cubed metric, which measures the average annual revenue from our top 80 customers, continued at a record level of over $1.6 million at the end of the fourth quarter, which is an increase compared to over $1.2 million at the end of the year ago quarter.

One of the drivers to the growth in our p-cubed metric is the growing adoption of multiple elements of our end-to-end solution suite.  Today, a majority of our deals are for multiple elements, and even more important, Kenexa is consistently winning a high share of the largest deals where customers are looking for a long-term strategic partner to help them turn their talent management business processes into a competitive advantage.  During 2011, Kenexa won the three largest talent management deal opportunities.  Each of these opportunities included our RPO capabilities, which are unique compared to our software only competitors, and they included elements of our technology and content.

In addition to our increased sales and marketing investments, another important reason that Kenexa has been able to gain market share coming out of the macro challenges is the fact that we continued to invest aggressively in R&D during and after the recession.  We continue to release additional capabilities on our next generation 2x platform.

Our recruiting application is considered best-in-class at the high-end of the market.
Following the release of our Onboarding solution, we recently launched our 2x Perform solution, which automates and integrates goals, appraisals, compensation, competencies, development, career path and succession planning.  We have completed early adoption implementations with 2x Perform and have seen a high level of customer interest.  We expect sales to start ramping over the course of 2012 and increasingly so beyond.

We are at the forefront of integrating social media capabilities across our talent management suite, and doing so in a way that has a real business benefit to our customers.  During the third quarter, we introduced Kenexa Social Solutions, which goes well beyond sharing jobs across social networking sites by offering sourcing strategies, candidate relationship management and consulting services that help attract, connect and recruit talent.  More recently, we announced an alliance with LinkedIn, including integrations with LinkedIn to support candidates throughout the job application process and enable recruiters to work faster, smarter and more effectively in managing these candidates. We are very committed to accelerating the benefits of social recruiting for our global clients, and our new tools for LinkedIn are currently being incorporated into future product releases.

Kenexa also had first mover advantage relative to the competition as it relates to the launch of full mobile capabilities, which enables our users to access our solutions through a user interface that is native to their device, as compared to simply taking the same PC-based interface and moving that over to a mobile device and resulting in a clunky user experience.  We won HR Tech product of the year, in addition to a wide range of accolades from industry analysts and customers alike for our mobile capabilities, and it is another example of Kenexa delivering robust and innovative technology capabilities.

In addition to competing very strong on the technology front, what truly stands out is the fact that Kenexa’s content, domain expertise and services are unmatched by our software competitors.  We continue to expand our leadership in the area of proprietary content.  During 2011, we integrated, stabilized and regenerated growth relative to our compensation management solutions and proprietary compensation-related data from Salary.com.  During the fourth quarter, we also announced a tuck in acquisition of Batrus Hollweg.  They have what is recognized as some of the top notch content and solutions in our industry today, particularly in the hospitality industry.

And today, we announced the acquisition of OutStart, a leading SaaS-based provider of next generation e-learning solutions.  They deliver a powerful suite of inter-related mobile, social, learning content management systems and learning management solutions.  Their learning content management system enables customers to develop, manage, maintain and deliver modular and personalized training.  Their full-featured and highly configurable learning management system administrates, documents, tracks, reports and delivers courses in support of classroom, online and mobile learning.  The value to customers is that they can derive more value from their people assets and enable them to more effectively collaborate, converse and learn while increasing their social and knowledge capital.

OutStart has been recognized as a visionary in Gartner’s Magic Quadrant for the last 7 years.  In addition, they have won a wide range of awards for having the top learning portal in the industry.  The strength of their solution is further validated by their blue chip customer base, which includes Alcatel-Lucent, Boeing Company, BT, Capital One, CVS Caremark, DIRECTV, McDonald’s, MetLife, Internal Revenue Service, UK Ministry of Defence, Verizon Wireless, Xerox, and Yum! Brands.

Learning management is a large market opportunity, estimated at approximately $1 billion in annual spend by industry analyst firm Brandon Hall.  They also support our view that learning content management and learning management are inextricably linked in the market, and that mobile and social learning are key elements of the overall value proposition.  Interestingly, Brandon Hall also believes that OutStart has leading mobile and social capabilities.

Our acquisition of OutStart follows on the heels of our recent partnership with Skillsoft, which provides complementary capabilities in the learning management space.  We believe that Kenexa has again taken a step ahead of the pack with our unmatched value proposition.  It also comes at an important time in the market as well, we are not only seeing more and more multi-element deals, we have seen increased demand from customers for a learning management system that is integrated as part of the overall value delivery.  Kenexa is the only vendor that can meet this demand, along with integrated recruiting, performance management, compensation management, proprietary content and industry leading domain expertise.

In summary, 2011 was a terrific year for Kenexa.  While we are expecting a continued volatile macro environment in 2012, we believe that Kenexa can continue to deliver solid growth and expanding profitability.  We also believe that Kenexa will continue to gain market share due to our unique value proposition, which is further strengthened and expanded with the learning management capabilities that we have gained with the acquisition of OutStart.

With that, let me turn it over to Don to review our financials and the acquisition of OutStart in more detail

Don?

Don Volk - Kenexa - CFO

Thanks, Rudy.  Let me begin by reviewing our results for the fourth quarter, starting with the P&L.  On a GAAP-basis, our total revenue for the fourth quarter was $78.3 million.  Excluding the deferred revenue write down of purchase accounting related to the Salary.com acquisition, total non-GAAP revenue was $79.6 million, which was above our increased guidance of $76.7 to $78.7 million and up 24% compared to last year’s fourth quarter.

Non-GAAP subscription revenue was $56.0 million, an increase of 15% compared to last year; and it represented 70% of our fourth quarter total revenue. Our services and other revenue was $23.6 million, up 52% compared to last year and representing the remaining 30% of our fourth quarter total non-GAAP revenue.

One of the primary drivers to the growth in our other revenue is the momentum of our RPO business.  This component of our business generated approximately $20 million in revenue for the fourth quarter, which is another record performance and is up over 54% compared to the $13 million level in the year ago period.

From a geographic perspective, our non-GAAP revenue mix of domestic versus international revenue was 73/27%, compared to 75/25% last quarter.  During the quarter, we faced a currency headwind of approximately $200,000.

During the fourth quarter, overall renewal rates for our suite of solutions continued to approach the 90% range – similar with recent quarters.

Turning to profitability, we'll be providing non-GAAP measures for our fourth quarter 2011 operating results, which excludes the aforementioned $1.3 million in deferred revenue write-down related to the Salary.com acquisition, $1.8 million of share-based compensation charges associated with FAS123R, $3.7 million of amortization of acquired intangibles, a gain of $0.2 million associated with the sale of an asset and acquisition related fees of $0.4 million.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 60% for the fourth quarter compares to 62% last quarter and 67% in the year ago period.  The lower gross margin relates to the rapid growth of our RPO business during the fourth quarter and full year 2011, including the ramp of several large programs that were won and moved into production during the second half of the year.

From an operating expense perspective, non-GAAP operating expenses of $37.5 million were down from $39.4 million last quarter and up from $35.3 million in the year ago quarter.  The sequential decrease in expenses was driven primarily by reduced G&A expense, while sales and marketing and R&D investments were up over the prior year period.

Non-GAAP income from operations of $9.9 million was above our guidance of $9.2 to $9.6 million and represented a 12.4% non-GAAP operating margin, which was an increase from a 12% margin in the year ago period and 11% last quarter.  Non-GAAP income from operations increased 35% compared to the year ago period, leading to non-GAAP EPS of $0.27 for the fourth quarter of 2011, above our guidance of $0.25 to $0.26.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP:
-	cost of revenue, $32.3 million,
-	sales and marketing, $17.0 million,
-	R&D, $4.9 million, and
-	G&A, $12.9 million.

For the fourth quarter, GAAP income from operations is $2.9 million. Net income allocable to common shareholders is $0.6 million resulting in a $0.02 GAAP net income per share.  The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

To briefly summarize our results on a full year basis, our non-GAAP revenue for 2011 came in at $291.1 million, up 46% compared to 2010.  Non-GAAP operating income came in at $29.6 million, up 68% year-over-year and representing a 10% non-GAAP operating margin.  Non-GAAP EPS came in at $0.84, up 35% compared to $0.62 in the prior year, while GAAP loss per share came in at $0.28, compared to a loss per share of $0.25 in 2010.

Turning to our balance sheet, Kenexa had cash, cash equivalents and investments of $129 million at December 31, 2011, an increase from $124.9 million at the end of the prior quarter.  We generated cash flow from operations of $23.9 million during the fourth quarter, and $55.3 million for the full year.  We generated free cash flow of $31.8 million for the full year, which is above our guidance of the mid-$20 million range for the year.

Our accounts receivable DSO was 61 at the end of the fourth quarter, compared to 65 at the end of 2010.

Deferred revenue was $88.8 million at the end of the fourth quarter, up 17% from the end of the fourth quarter of 2010.

Let me review some of the financial details associated with the acquisition of privately held OutStart.
-	The purchase price of the acquisition was $38.9 million, and was financed with our existing cash balance. This cash outflow will impact our first quarter 2012 cash balance.
-
From a business model perspective, OutStart is a software-as-a-service provider of e-learning solutions.  Historically, they have also sold solutions on a perpetual license basis, however, that will not be a focus of Kenexa as we move forward as an integrated company and it is not factored into our revenue plans.

-
We expect OutStart to contribute approximately $17 million in non-GAAP revenue to Kenexa during 2012, with approximately 80% of that revenue coming in the form of recurring revenue and the remaining 20% related to services.  This also prices the acquisition at around 2x annualized revenue.

-	It is also worth pointing out that OutStart has run their business in an efficient and profitable manner as a private company.

I'd now like to turn to guidance, starting with the full year 2012.  We expect GAAP revenue of approximately $344 million to $354 million.  After adding back the deferred revenue write down associated with acquisitions, non-GAAP revenue is expected to be $352 million to $362 million, or an annual increase of 21% to 24%.  As I mentioned a moment ago, our full year 2012 revenue assumes a contribution of approximately $17 million related to the OutStart acquisition.

We are providing an initial 2012 non-GAAP operating income range of $36 million to $40 million, which includes the impact of the OutStart acquisition.  Our anticipated non-GAAP operating margin of 10.6% at the mid-point of our guidance is up modestly from 2011 levels – and assumes continued investments in our growth initiatives, which we believe is appropriate given the size of our market opportunity, business momentum and increasingly strong market position.

Assuming an effective tax rate for reporting purposes of approximately 20% and 28.6 million shares outstanding, we expect our non-GAAP net income per diluted share to be in the range of $0.95 to $1.07.

I’d now like to turn to our expectations for the first quarter of 2012.  We are targeting GAAP revenue of $75.8 million to $76.8 million, and non-GAAP revenue in the range of $78 million to $79 million – which represents an increase of 24% to 25% on a year-over-year basis.  We will only have OutStart for a stub period in the first quarter, and our current expectation is that they will contribute between $1.5 and $2 million in non-GAAP revenue for the quarter.

Our first quarter revenue guidance also takes into consideration that during the fourth quarter we began the process of transitioning one of our larger RPO customers to an in-house model, which followed a change in leadership and internal strategy.  We obviously delivered better than expected revenue growth in the fourth quarter, despite this development, and the overall momentum of our RPO business remains strong heading into 2012.

We are targeting first quarter non-GAAP operating income of $6.1 million to $6.5 million.  Assuming a 20% effective tax rate for reporting purposes and 28 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.15 to $0.17 for the first quarter.  As a reminder, as has been the typical historical pattern from a seasonality perspective, we have higher expenses that occur in the first quarter of the year primarily due to employee and payroll related costs.

In summary, we are pleased with our performance during the fourth quarter and full year and believe Kenexa is among the best performing companies in the talent management market.  We have a differentiated value proposition that is driving market share gains, and we believe our company is well positioned to be one of the long-term winners in a multi-billion dollar market opportunity.

We'd now like to turn it over to the Operator to begin the Q&A session.